UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 2, 2018

Xenia Hotels & Resorts, Inc.
(Exact Name of Registrant as Specified in its Charter)

Maryland (State or Other Jurisdiction of Incorporation)	001-36594 (Commission File Number)	20-0141677 (IRS Employer Identification No.)

200 S. Orange Avenue, Suite 2700
Orlando, Florida 32801
(Address of Principal Executive Offices)

 (407) 246-8100
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events.

In connection with the commencement of a “continuous equity offering” under which Xenia Hotels & Resorts, Inc. ("the Company") may sell up to an aggregate of $200 million of its common stock, $0.01 par value per share (the “Shares”), from time to time in “at the market” offerings (the “Offering”), on March 2, 2018, the Company filed with the Securities and Exchange Commission (the “SEC”) a prospectus supplement (the “Prospectus Supplement”). The Company may sell the Shares in amounts and at times to be determined by the Company from time to time but has no obligation to sell any of the Shares in the Offering. Actual sales will depend on a variety of factors to be determined by the Company from time to time, including (among others) market conditions, the trading price of the Company’s common stock, capital needs and determinations by the Company of the appropriate sources of funding for the Company.

The Offering will occur pursuant to an equity distribution agreement (the “Agreement”) entered into by the Company and XHR LP (the “Operating Partnership”) with Wells Fargo Securities, LLC, Robert W. Baird & Co. Incorporated, Jefferies LLC, KeyBanc Capital Markets Inc., and Raymond James & Associates, Inc., as agents and/or principals for the offer and sale of the Shares (each, individually, an “Agent”, and together, the “Agents”). The Company intends to contribute the net proceeds from the Offering to the Operating Partnership. The Operating Partnership intends to use the net proceeds from the Offering for general corporate purposes, which may include repaying amounts outstanding from time to time under its revolving credit facility, working capital and capital expenditures, and potential future acquisitions.

Sales of the Shares, if any, under the Agreement may be made in transactions that are deemed to be an “at the market offering” as defined in Rule 415 under the Securities Act of 1933, as amended, including (1) by means of ordinary brokers' transactions on the New York Stock Exchange at market prices prevailing at the time of sale, in negotiated transactions or as otherwise agreed by the Company, the applicable Agent and the applicable investor, (2) to or through any market maker or (3) on or through any other national securities exchange or facility thereof, trading facility of a securities association or national securities exchange, alternative trading system, electronic communication network or other similar market venue. The Offering of the Shares pursuant to the Agreement will terminate upon the earlier of (1) the sale of Shares subject to the Agreement having an aggregate gross sales price of $200 million and (2) the termination of the Agreement by the Company or by the Agents. In addition, the Company or any of the Agents may at any time suspend the offering or terminate the Agreement pursuant to the terms of the Agreement.

The Agreement provides that an Agent will be entitled to compensation that will not exceed, but may be lower than, 2% of the gross sales price of any of the Shares sold through it as Agent. Under the terms of the Agreement, the Company may also sell Shares to each of the Agents, as principal, at a price agreed upon at the time of sale. If the Company sells Shares to any Agent as principal, it will enter into a separate terms agreement with the Agent, setting forth the terms of such transaction.

The Shares will be issued pursuant to the Prospectus Supplement and the Company’s shelf registration statement on Form S-3 (File No. 333-220400), which was filed with the SEC, and became effective on, September 8, 2017. This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy any security nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

The Agreement is filed as Exhibit 1.1 to this Current Report on Form 8-K. The description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement filed as an exhibit to this Current Report on Form 8-K and incorporated herein by reference.

Venable LLP issued its opinion with respect to the legality of the Shares that may be issued pursuant to the Agreement, which opinion is attached hereto and incorporated herein by reference as Exhibit 5.1.
Item    9.01.    Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No.	Description

1.1	Equity Distribution Agreement dated March 2, 2018.
5.1	Opinion of Venable LLP
23.1	Consent of Venable LLP (contained in opinion filed as Exhibit 5.1 hereto).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xenia Hotels & Resorts, Inc.

Date: March 2, 2018	By:	/s/ ATISH SHAH
	Name:	Atish Shah
	Title:	Executive Vice President, Chief Financial Officer and Treasurer